EXHIBIT 99.2


                                                           FOR IMMEDIATE RELEASE

                                  PRESS RELEASE

          NTL INCORPORATED ANNOUNCES THE COMPLETION OF ITS ACQUISITION
                      OF COMCAST UK CABLE PARTNERS LIMITED


     New York,  New York (October 29, 1998) - NTL  Incorporated  (Nasdaq:  NTLI;
Easdaq: NTLI.ED) announced today that it had completed its acquisition of Comcast UK Cable Partners Limited ("Comcast UK") (Nasdaq: CMCAF).

     Comcast UK shareholders received 0.3745 NTL shares for each Comcast UK share. NTL issued a total of 18,764,173 shares in the transaction.

     Commenting on the transaction, Barclay Knapp, President and Chief Executive Officer of NTL, said: "The acquisition of Comcast UK significantly increases the value of NTL and is an important step in achieving our objective of becoming the premier communications company in the UK. Since the announcement of the transaction, we have worked closely with Comcast UK management on the integration of the operations. NTL is thrilled to add the high quality Comcast UK management team, and we look forward to working together to successfully grow the combined companies."

     Comcast UK operates telephony/cable networks in the United Kingdom in Cambridge and Teesside and has an interest in Cable London (50.0% ownership). Comcast UK has a total of approximately 962,500 million equity homes under franchise. As of June 30, 1998, on a proportionate basis Comcast UK had passed approximately 623,300 homes, and had approximately 223,100 residential telephony customers, 152,300 residential cable television customers and 26,700 business telephony lines. On October 28, 1998, Comcast UK sold its interest (27.5% ownership) in Birmingham Cable to Telewest Communications plc for 130 million pounds sterling in cash.

     As previously announced, NTL and Telewest have also agreed within a certain time period to rationalize their joint ownership of Cable London pursuant to an agreed procedure. Generally between six and nine months from today, NTL will notify Telewest of the price at which it is willing to sell its 50% ownership interest in Cable London to Telewest. Following such notification, Telewest at its option will be required at that price to either purchase NTL's 50% ownership interest in Cable London or sell its 50% ownership interest in Cable London to NTL.

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     NTL offers local  business and  residential  telephony,  residential  cable television and Internet services over advanced broadband fiber networks in several major franchise areas in the United Kingdom. Through its national telecoms services division, NTL owns and operates one of only five independent national telecoms networks in the United Kingdom and offers national business
telecoms,  national  international  carrier  telecommunications   services,  and
satellite and radio communications services. NTL's broadcast services division operates a national broadcast transmission network of more than 1,200 owned and shared transmission sites, and offers digital and analog broadcast transmission services to major television and radio stations, nationwide in the United Kingdom.

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     For further  information,  contact:  In the U.S.:  John F. Gregg,  Managing
Director - Corporate Development, Michael A. Peterson, Director - Corporate Development, or Richard J. Lubasch, Senior Vice President - General Counsel, at
(212) 906-8440; in the U.K.: Bret Richter, Director - Corporate Development,  at
(0171) 227-8700 or Alison Smith, Group Communications, at (01252) 402662; or via e-mail at investor_relations@NTLI.com.